                                    OFFER BY

                           UNO RESTAURANT CORPORATION

                      TO PURCHASE FOR CASH UP TO 1,000,000
                           SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT IN EXCESS OF $7.00
                         NOR LESS THAN $5.75 PER SHARE

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 30, 1998, UNLESS THE OFFER IS EXTENDED.

     Uno Restaurant Corporation, a Delaware corporation (the "Company"), hereby invites its stockholders to tender up to 1,000,000 shares (the "Shares") of its Common Stock, $0.01 par value per share (the "Common Stock"), to the Company at prices, not in excess of $7.00 nor less than $5.75 per Share, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not in excess of $7.00 nor less than $5.75 per Share) (the "Purchase Price") that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. Each stockholder who has properly tendered and not withdrawn Shares at prices at or below the Purchase Price will receive the Purchase Price, net to the stockholder in cash, for all Shares purchased upon the terms and subject to the conditions of the Offer. In the event that prior to 5:00 p.m., New York City time, on October 30, 1998, or such later time and date to which the Offer may be extended by the Company, a greater number of Shares are properly tendered and not withdrawn at or below the Purchase Price than will be accepted for purchase by the Company, the Company will accept Shares for purchase tendered at or below the Purchase Price on a pro rata basis. All Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned. The Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 5.

     The Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol UNO. On September 28, 1998, the last full trading day prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE was $5.8125. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 6.

                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, EACH STOCKHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                            ------------------------

                      The Dealer Manager for the Offer is:

                     BANCBOSTON  ROBERTSON  STEPHENS  INC.
           The date of this Offer to Purchase is September 29, 1998.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it and all other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and either deliver the stock certificates for such Shares to the Depositary or follow the procedure for book-entry delivery set forth in
Section 2, or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person or institution if he desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer by the expiration of the Offer must tender such Shares by following the procedures for guaranteed delivery set forth in
Section 2.

TO EFFECT A VALID TENDER OF SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or Notice of Guaranteed Delivery may be directed to ChaseMellon Shareholder Services, L.L.C. (the "Information Agent") or the Dealer Manager at their respective addresses and the telephone numbers set forth on the back cover of this Offer to Purchase.

                                    SUMMARY

     This general summary is provided for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be
Purchased..................  1,000,000 Shares (or such lesser number of Shares as are validly tendered).

Purchase Price.............  The Company will determine a single per Share net cash price, not greater than $7.00 nor less than $5.75 per Share, that it will pay for Shares validly tendered. The Company will select the lowest Purchase Price that will allow it to buy 1,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $7.00 nor less than $5.75 per Share) validly tendered. All Shares acquired in the Offer will be acquired at the Purchase Price even if tendered below the Purchase Price. Each stockholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not greater than $7.00 nor less than $5.75 per Share) at which such stockholder is willing to have Shares purchased by the Company. Stockholders wishing to maximize the possibility that their Shares will be purchased at the Purchase Price may check the box in the Letter of Transmittal marked "Shares Tendered at Purchase Price Determined by Dutch Auction." Checking this box may result in a Purchase Price of the Shares so tendered at the minimum price of $5.75.

Market Price of Shares.....  On September 28, 1998, the last reported sale price of the Shares on the NYSE Composite Tape was $5.8125 per Share.

Conditions to the Offer....  The Offer is subject to certain conditions. See
                             Section 5.

How to Tender Shares.......  See Section 2. Call the Information Agent or
                             consult your broker for assistance.

Brokerage Commissions......  None.

Stock Transfer Tax.........  None, if payment is made to the registered holder.

Expiration and Proration
Dates......................  October 30, 1998 at 5:00 p.m., New York City time, unless extended by the Company.

Payment Date...............  As soon as practicable after the Expiration Date.

Position of the Company and
its Directors..............  Neither the Company nor its Board of Directors
                             makes any recommendation to any stockholder as to whether to tender or refrain from tendering, or as to what price or prices to tender, Shares.

Withdrawal Rights..........  Tendered Shares may be withdrawn at any time until
                             5:00 p.m., New York City time, on October 30, 1998, unless the Offer is extended by the Company and, unless previously purchased, after 5:00 p.m., New York City time, on December 1, 1998. See Section 3.

Odd Lots...................  No preference will be given to Shares tendered by any stockholder owning beneficially fewer than 100 Shares in the aggregate. Such Shares will be subject to proration along with all other validly tendered Shares.

Further Developments
Regarding the Offer........  Call the Information Agent or consult your broker.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Introduction.....................................................    6

The Offer........................................................    7

 1.  Number of Shares; Proration.................................    8

 2.  Procedure for Tendering Shares..............................   11

 3.  Withdrawal Rights...........................................   11

 4.  Acceptance for Payment of Shares and Payment of Purchase
     Price.......................................................   11

 5.  Certain Conditions of the Offer.............................   12

 6.  Price Range of Shares; Dividends............................   14

 7.  Background and Purpose of the Offer; Certain Effects of the
     Offer.......................................................   14

 8.  Source and Amount of Funds..................................   16

 9.  Certain Information Concerning the Company..................   16

10.  Interest of Directors and Executive Officers; Transactions
     and Arrangements Concerning the Shares......................   20

11.  Certain Legal Matters; Regulatory Approvals.................   20

12.  Certain Federal Income Tax Consequences.....................   20

13.  Extension of the Offer; Termination; Amendments.............   23

14.  Fees and Expenses...........................................   23

15.  Miscellaneous...............................................   24

         To the Holders of Common Stock of Uno Restaurant Corporation:

                                  INTRODUCTION

     Uno Restaurant Corporation, a Delaware corporation (the "Company"), hereby invites its stockholders to tender shares (the "Shares") of its Common Stock, $0.01 par value per share (the "Common Stock"), to the Company at a price, not in excess of $7.00 nor less than $5.75 per Share, specified by such stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not in excess of $7.00 nor less than $5.75 per Share) net to the Seller in cash (the "Purchase Price") that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. The Company also reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer. The Board of Directors of the Company has concluded that the purchase of Shares pursuant to the Offer is a prudent use of the Company's financial resources.

THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 5.

     All stockholders who have properly tendered and not withdrawn their Shares at prices at or below the Purchase Price will receive the Purchase Price, net to the stockholder in cash, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described herein. If, prior to the Expiration Date as defined in Section 1, more than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered at or below the Purchase Price and not withdrawn, the Company will accept Shares for purchase on a pro rata basis from all stockholders who properly tender Shares at or below the Purchase Price. If any stockholder tenders Shares held by him and does not wish to have such Shares purchased pursuant to the Offer subject to proration, such stockholder may tender Shares subject to the condition that a designated number or none of such Shares be purchased in the event of proration. See Sections 1 and 2. The Company will return at its own expense all Shares not purchased under the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. In addition, the Company will pay all fees and expenses of BancBoston Robertson Stephens Inc. (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and ChaseMellon Shareholder Services, L.L.C. the ("Information Agent") in connection with the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, EACH STOCKHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     As of September 28, 1998, there were 10,600,994 Shares outstanding and 850,138 Shares issuable upon exercise of outstanding vested stock options under the Company's stock option plans (the "Options"). The 1,000,000 Shares that the Company is offering to purchase represent approximately 9.4% of the Shares outstanding at that date (approximately 8.7% assuming the exercise of all outstanding vested Options). The vested options expire at various times through 2008. In addition to the foregoing, 1,668,858 Shares are issuable upon exercise of outstanding unvested options under the Company's stock option plans, which options are eligible for vesting at various times through August 25, 2003. Of the 1,668,858 Shares subject to unvested options, 910,000 Shares are subject to options held by officers of the Company and vest upon the achievement of certain Company performance goals or increases in the market price of the Shares.

     The Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol UNO. On September 28, 1998, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price was $5.8125. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE
SECTION 6.

     Any Shares acquired by the Company pursuant to the Offer will be cancelled and will be returned to the status of authorized but unissued shares of Common Stock. Such Shares will be available for reissuance by the Company without further stockholder action for general or other corporate purposes, including stock options and other employee benefit plans, stock splits or dividends, acquisitions and the raising of additional capital for use in the Company's business. Except for stock options and other employee benefit plans, the Company has no current plans for any such uses of such shares.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase up to 1,000,000 Shares, or such lesser number of Shares as are properly tendered at or below the Purchase Price at or prior to the Expiration Date (as defined herein), and not withdrawn in accordance with
Section 3. The term "Expiration Date" means 5:00 p.m., New York City time, on October 30, 1998, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 13. If the Offer is oversubscribed, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by the tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) pursuant to the Offer. In addition, the Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer. See Section 13. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer.

     If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 13, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares must specify the price, not in excess of $7.00 nor less than $5.75 per Share, at which such stockholder is willing to have Shares purchased by the Company. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not in excess of $7.00 nor less than $5.75 per Share) that will allow it to purchase up to 1,000,000 Shares properly tendered and not withdrawn by the Expiration Date. As promptly as practicable thereafter, the Company will publicly announce the Purchase Price, and upon the terms and subject to the conditions of the Offer (including the proration provisions described herein), all stockholders who have properly tendered and not withdrawn Shares at prices at or below the Purchase Price will receive the Purchase Price for all Shares purchased. All Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

     If the number of Shares properly tendered by the Expiration Date at prices at or below the Purchase Price, and not withdrawn, is less than or equal to 1,000,000 (or such greater number of Shares as the Company may elect to purchase pursuant to this Offer) the Company will, upon the terms and subject to the conditions of this Offer, purchase at the Purchase Price all Shares so tendered.

     If the number of Shares properly tendered by the Expiration Date at prices at or below the Purchase Price, and not withdrawn, is greater than 1,000,000 (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price 1,000,000 Shares (or such greater number of Shares) in the following order of priority: (i) Shares unconditionally tendered at or below the Purchase Price by the Expiration Date on a pro rata basis (with adjustments to avoid the purchase of fractional Shares), and (ii) Shares conditionally tendered at or below the Purchase Price by the Expiration Date selected by lot. See the discussion below for further information relating to conditional tenders of Shares.

     The Company reserves the right, but will not be obligated, to purchase all Shares properly tendered and not withdrawn, at or below the Purchase Price, by any stockholder who has so tendered all Shares owned beneficially or of record and as a result of any proration would then own an aggregate of fewer than 100 Shares. In addition, the Company reserves the right, but will not be obligated, to purchase in excess of 1,000,000 Shares pursuant to the Offer to avoid proration.

     As described in Section 12, the number of Shares that the Company will purchase from a stockholder may affect the federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. Because the order in which Shares are purchased from a stockholder may also affect the federal income tax consequences to the stockholder, stockholders may designate in the Letter of Transmittal the order in which their Shares are to be purchased in the event of proration. If any stockholder tenders Shares held by him and does not wish to have such Shares subject to proration before purchase, such stockholder may tender Shares subject to the condition that at least a designated minimum number or none of such Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of Shares to be tendered. Stockholders should consult their tax advisors with respect to the effects of proration of the Offer and the advisability of making a conditional tender. See Section 12.

     If as a result of proration the number of Shares to be purchased from any stockholder making a conditional tender is reduced below the minimum number specified by such stockholder, such tender will automatically be regarded as withdrawn, except as provided below, and all Shares tendered by such stockholder will be returned as promptly as practicable after the Expiration Date at the Company's expense. If so many conditional tenders are withdrawn that the total number of Shares available for purchase by the Company falls below the number of Shares that the Company has determined to purchase pursuant to the Offer, then, to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been withdrawn, to enable the Company to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

2.  PROCEDURE FOR TENDERING SHARES

     PROPER TENDER OF SHARES. To validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and either (a) certificates for the Shares to
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

be tendered must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Depositary), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed.

     IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST INDICATE, IN THE BOX CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" IN THE LETTER OF TRANSMITTAL, THE PRICE (IN MULTIPLES OF $0.125) AT WHICH SUCH SHARES ARE BEING TENDERED. If a stockholder desires to tender Shares in separate lots at a different price for each lot, such stockholder must complete a separate Letter of Transmittal for each lot and price at which he is tendering Shares. The same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO TENDER SHARES PROPERLY, A PRICE BOX, BUT ONLY ONE PRICE BOX, ON EACH LETTER OF TRANSMITTAL MUST BE CHECKED. Stockholders wishing to maximize the possibility that their Shares will be purchased at the Purchase Price may check the box on the Letter of Transmittal marked "Shares Tendered at Purchase Price Determined by Dutch Auction." Checking this box may result in a purchase of the Shares so tendered at the minimum price of $5.75.

     Stockholders desiring to make a conditional tender of their Shares must complete the box captioned "Conditional Tender" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be received by the Depositary at the address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with by the tendering stockholder. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the certificate (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered therewith, and payment is to be made directly to such registered holder, or if Shares are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signatory of a Letter of Transmittal, or if payment is to be made or Shares not purchased or tendered are to be issued to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

     METHOD OF DELIVERY. The method of delivery of Shares and all other required documents is at the option and risk of the tendering stockholder. If certificates for Shares are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer, each stockholder who does not otherwise establish an
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

exemption from such withholding must notify the Depositary of such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 included in the Letter of Transmittal. Foreign stockholders are required to submit a Form W-8 in order to avoid backup withholding.

EACH STOCKHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO WHETHER SUCH STOCKHOLDER IS SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

        (i)  such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (indicating the price at which the Shares are being tendered) is received by the Depositary (as provided below) by the Expiration Date; and

        (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Dealer Manager, the Information Agent, the Depository or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

     TENDER CONSTITUTES AN AGREEMENT. The proper tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer and a binding agreement between the tendering stockholder and the Company.

     It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person, directly or indirectly, to tender shares for such stockholder's own account unless, at the time of the tender and at the end of the proration period, the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities immediately convertible into, or exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 promulgated under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as his representation and warranty that (A) such stockholder has a net long position in the Shares being tendered within the meaning of

Rule 14e-4 promulgated under the Exchange Act and (B) the tender of such Shares complies with Rule 14e-4 promulgated under the Exchange Act.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 5:00 p.m., New York City time, on December 1, 1998.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 2, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by again following any of the procedures described in Section 2.

     If, as a result of proration, the number of Shares to be purchased from any stockholder making a conditional tender is reduced below the minimum number specified by such stockholder, such tender will automatically be regarded as withdrawn.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3 subject to Rule 13e-4(f)(5) under the Exchange Act which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

4.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer (including proration), and promptly after the Expiration Date, the Company will determine a single per Share Purchase Price (not in excess of $7.00 nor less than $5.75 per Share) that it will pay for Shares properly tendered and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy up to 1,000,000 Shares as are properly tendered and not withdrawn at or below the Purchase Price, as soon as practicable after the Expiration Date. Following the determination of the Purchase Price, the Company will announce the Purchase Price, and payment for Shares accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other required documents.

     For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to proration, Shares tendered at or below the Purchase Price and not withdrawn if, as and when the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares to be purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from the Company and transmitting such payments to tendering stockholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until approximately five NYSE trading days after the Expiration Date. Certificates for all Shares not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained within the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholder. Under no circumstances will interest be paid by the Company by reason of any delay in paying for any Shares or otherwise. In addition, if certain events occur, the Company may not be obligated to purchase the Shares pursuant to the Offer. See Section 5.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if Shares not tendered or not accepted for purchase are to be registered in the name of any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

5.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or purchase or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the payment for, Shares tendered, if at any time on or after September 29, 1998, but on or before the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

     (a) There shall have occurred (i) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation by any governmental, regulatory or administrative authority or agency or any other event that, in the sole judgment of the Company, might affect the extension of credit by banks or other lending institutions, (v) a decline in the last sales price of the Shares of more than 15% as reported on the NYSE measured from the close of business on September 29, 1998, (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that has or may have material adverse significance with respect to the Company's business, operations or prospects or the trading in the Shares, or

(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies of more than 15%, measured from the close of business on September 29, 1998; or

     (b) There shall have been threatened, instituted or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or regulatory or administrative agency, domestic or foreign, (i) challenging or seeking to make illegal, or delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of the Company, has or may have a material adverse effect on the business, financial condition, income, operations or prospects of the Company or its subsidiaries taken as a whole or has or may materially impair the contemplated benefits of the Offer to the Company; or

     (c) There shall have been any action threatened, pending or taken or approval withheld or any statute, rule, regulation, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, governmental authority or regulatory or administrative agency, domestic or foreign, that, in the sole judgment of the Company might, directly or indirectly, result in any of the consequences referred to in clauses (i) or (ii) of paragraph (b) above; or

     (d) A tender or exchange offer for some or all of the Shares (other than the Offer) or a proposal with respect to a merger, consolidation or other business combination with or involving the Company or any subsidiary shall have been proposed to be made or shall have been made by another person; or

     (e) Any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares; or

     (f) Any change or changes shall have occurred (or any development shall have occurred involving any prospective change or changes) in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, in the sole judgment of the Company, have or may have material adverse significance with respect to the Company or its subsidiaries.

     In addition, notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or purchase or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the payment for, Shares tendered if the purchase by the Company of 1,000,000 Shares (or such lesser number of Shares as are properly tendered at or below the Purchase Price) would reduce the total number of record holders of Shares to less than 300. If the purchase by the Company of such Shares would reduce the total number of record holders of Shares to less than 300, the Company currently intends to amend the Offer to reduce the total number of Shares invited to tender from 1,000,000 to such lesser number which the Company will specify at that time in order to maintain at least 300 record holders of Shares after the completion of the purchase by the Company pursuant to the Offer as so amended. If the Company does so amend the Offer, the Company will also extend the Offer to the extent required by Rules 13e-4(e)(2) and 13e-4(f) under the Exchange Act so that the Expiration Date does not occur until at least an additional ten business days following and including the date such amendment is first published, sent or given. See Section 7 and Section 13.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section shall be final and binding on all parties.

6.  PRICE RANGE OF SHARES; DIVIDENDS

     The Company's Common Stock is traded on the NYSE under the ticker symbol UNO. The following table sets forth the reported high and low sales prices for the Common Stock for each quarter during fiscal 1998 and 1997.

FISCAL YEAR ENDED SEPTEMBER 28, 1997

                                                               HIGH      LOW
                                                              ------    ------
First Quarter...............................................  $7.875    $6.375
Second Quarter..............................................  $7.375    $6.375
Third Quarter...............................................  $7.250    $5.875
Fourth Quarter..............................................  $7.250    $5.813

FISCAL YEAR ENDING SEPTEMBER 27, 1998

                                                               HIGH      LOW
                                                              ------    ------
First Quarter...............................................  $7.50     $6.250
Second Quarter..............................................  $7.375    $5.813
Third Quarter...............................................  $7.688    $7.00
Fourth Quarter..............................................  $7.625    $5.75

     The Company has never paid any cash dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining earnings to finance the development and growth of the Company. On September 28, 1998, the last full trading day of the NYSE prior to the announcement of the Offer, the closing per Share sales price for the Company on the NYSE Composite Tape was $5.8125.

STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     The Board of Directors of the Company has concluded that the purchase of Shares pursuant to the Offer is a prudent use of the Company's financial resources. The Offer provides stockholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell such Shares for cash at a price which approximates or is in excess of current market prices at approximately the date the Offer was announced without the usual transaction costs associated with market sales. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. In addition, the stockholders owning fewer than 100 shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd-lot discounts payable on a sale of their Shares in a NYSE transaction. Stockholders who determine not to accept the Offer will realize a proportionate increase in their equity interest in the Company if the Shares are purchased pursuant to the Offer.

     Shares acquired by the Company pursuant to the Offer will be cancelled and will return to the status of authorized but unissued shares of Common Stock. Such Shares will be available for reissuance by the Company without further stockholder action for general or other corporate purposes, including stock options (including the stock options referred to in the Introduction and below) and other employee benefit plans, stock splits or dividends, acquisitions, and the raising of additional capital for use in the Company's business. Except for stock options and other employee benefit plans, the Company has no current plans for any such uses of such shares.

     As of September 28, 1998 the Company had issued and outstanding 10,600,994 Shares, and 850,138 Shares were issuable upon exercise of outstanding vested Options. The 1,000,000 Shares that the Company is offering to purchase represent approximately 9.4% of the Shares outstanding at that date (approximately 8.7% assuming the exercise of all outstanding vested Options). The vested options expire at various times through 2008. In addition to the foregoing, 1,668,858 Shares are issuable upon exercise of outstanding unvested options under the Company's stock option plans, which options are eligible for vesting at various times through August 25, 2003. Of the 1,668,858 Shares subject to unvested options, 910,000 Shares are subject to options held by officers of the Company which vest upon the achievement of certain Company performance goals or increases in the market price of the Shares. As of September 28, 1998, all executive officers and directors of the Company as a group beneficially owned an aggregate of 6,813,023 Shares (including 623,651 Shares issuable upon the exercise of outstanding vested Options, but not including 1,005,818 Shares subject to unvested options), or approximately 60.3% of the outstanding Shares (assuming the exercise of all outstanding vested Options) on such date. If the Company purchases 1,000,000 Shares pursuant to the Offer and no executive officer or director tenders Shares pursuant to the Offer, the Company's executive officers and directors as a group would beneficially own approximately 66.1% of such outstanding Shares (assuming the exercise of all outstanding vested Options).

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that otherwise might trade publicly and may reduce the number of stockholders. Nonetheless, it is anticipated that there still will be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based upon published guidelines, the Company does not believe that the purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to cease to be listed on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Securities and Exchange Commission (the "Commission") and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that the purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. Section 12(g)(4) of the Exchange Act provides that the Shares would become eligible for deregistration under the Exchange Act if the number of holders of record of the Shares is reduced to less than 300. Rule 13e-3 of the Exchange Act also provides certain disclosure and other requirements if certain transactions or series of transactions have either a reasonable likelihood or a purpose of causing, among other results, any class of equity securities of an issuer to be held of record by less than 300 holders. The Company currently has no plans or intention to cause the Shares to be delisted from the NYSE or to become eligible for deregistration under the Exchange Act. Therefore, as a consequence of these provisions under the Exchange Act, the Company shall not be required to accept for payment or purchase and pay for any Shares tendered and may terminate or amend the Offer if such acceptance for payment and purchase would reduce the total number of record holders of Shares to less than 300. If the purchase by the Company of such Shares would reduce the total number of record holders of Shares to less than 300, the Company currently intends to amend the Offer to reduce the total number of Shares invited to tender from 1,000,000 to such lesser number which the Company will specify at that time in order to maintain at least 300 record holders of Shares after the completion of the purchase by the Company pursuant to the Offer. See Section 5. As of September 25, 1998, the Company had 412 record holders.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

     Although the Company has no current plans to acquire additional Shares, the Company may in the future purchase additional Shares in the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 of the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date or termination of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial positions, the results of the Offer and general economic and market conditions.

8. SOURCE AND AMOUNT OF FUNDS

     If the Company were to purchase 1,000,000 Shares pursuant to the Offer at the maximum Purchase Price of $7.00 per Share, the Company expects that the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, would be approximately $7,300,000. Consummation of the Offer is not conditioned upon the Company obtaining financing. The funds needed to purchase the Shares will be derived from the Company's $55 million credit facility (the "Credit Facility") under the Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 4, 1997 by and among the Company, Uno Foods, Inc., Pizzeria Uno Corporation and URC Holding Company, Inc., as guarantors, Uno Restaurants, Inc. and Saxet Corporation, as borrowers, and Fleet National Bank, as Agent, and BankBoston, N.A., as Co-Agent. As of September 27, 1998, the Company had borrowed $37,760,000 under the Credit Facility. The Credit Facility consists of three components, a $26.6 million revolver, a $20 million mortgage facility and a $8.4 million term loan. The $26.6 million revolver is due on October 2002. The $20 million mortgage facility is due in 27 quarterly installments of $500,000 plus interest commencing on January 31, 1998 with a final installment of the outstanding principal plus interest due in October 2004. The $8.4 million term loan is due in 20 quarterly installments of $420,000 plus interest commencing on January 31, 1998. Amounts borrowed under the Credit Facility accrue interest at variable rates based on, at the election of the Company, either the LIBOR plus 100-175 basis points or prime plus 0-50 basis points, and are secured by certain real properties owned by Saxet Corporation. The Credit Facility contains covenants which limit, among other things, the incurrence of additional indebtedness by the Company, the creation of liens on the Company's assets, the making of certain investments by the Company, mergers, consolidations and certain sales and transfers of assets, the payment of dividends, certain changes in the Company's capital structure and changes in control of the Company. The Credit Facility also contains certain financial covenants relating to the financial condition of the Company, including those relating to net worth, cash flow coverage, leverage, profitability, capital expenditures and earnings. Provisions under the Credit Facility are not considered restrictive to normal operations. The Company has received a waiver of certain covenants under the Credit Facility, subject to the Company's continued compliance with all of the other terms of the Credit Facility, to permit the Company to conduct the Offer.

9.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company owns and operates or franchises a total of 157 restaurants, including 94 owned and 63 franchised casual dining, full-service restaurants under the name "Pizzeria Uno...Chicago Bar & Grill." The Pizzeria Uno restaurants offer a diverse, high-quality menu at moderate prices in a casual, friendly atmosphere. The restaurants feature the Company's signature Chicago-style deep-dish pizza and a selection of entrees, including thin crust pizza, pasta, fajitas, ribs, steak and chicken, as well as a variety of appetizers salads, sandwiches and desserts. The Company's restaurants average approximately 6,200 square feet with seating for an average of approximately 180 guests. For the fiscal year ended September 28, 1997, Company-owned restaurants averaged $1,818,000 in sales. Company-owned restaurants are located primarily in major markets from New England to Virginia, as well as, Florida, Chicago and Denver, and franchised restaurants are located throughout the United States as well as two franchised restaurants in Seoul Korea.

     The Company acquired the rights to the name "Pizzeria Uno" from the late Ike Sewell, who opened the original Pizzeria Uno restaurant in Chicago, Illinois in 1943 and is considered the originator of Chicago-style deep-dish pizza. The Company opened its first Pizzeria Uno restaurant in 1979.

     During the fiscal year ended September 28, 1997, the Company opened seven full-service Company-owned restaurants and closed one full-service Company-owned restaurant. This level of unit expansion is consistent with the growth strategy initiated during the fiscal year ended September 29, 1996 which slowed growth from 16 new units during the fiscal year ended October 1, 1995 to seven new units during fiscal 1996. This slower growth rate allowed the Company to complete a new prototype building design, roll out several new menu initiatives and to focus on operational execution. Six full-service franchised restaurants opened during the fiscal year ended September 28, 1997 and three full-service franchised restaurants closed during that same period. During the fiscal year ended September 27, 1998, the Company opened four Company-owned full-service restaurants and closed two Company-owned full-service restaurants along with two Company-owned quick-service units. During the same period, five full-service franchised restaurants opened and eight full-service franchised restaurants and one quick-service franchised unit closed.

     During the past four years, the Company has implemented several strategic initiatives intended to strengthen its position in casual dining and to distinguish its restaurants from quick service pizza, pizza and pasta, and full-service Italian restaurants. As part of this strategy, the Company enhanced its kitchen capabilities, to include saute stations, grills and fryers, enabling the Company to enhance the quality, breadth and appeal of its non-pizza menu items. This has allowed the Company to be very aggressive in its approach to product development, as the Company believes that by keeping its menu offerings current, guest satisfaction and frequency will be enhanced. The Company also redesigned its prototype restaurant to replicate the look of an old Chicago warehouse. This prototype was designed as a less serious, more fun experience and was intended to make the restaurants more consistent with its casual dining theme. In addition, the Company also refined the name of its restaurants to "Pizzeria Uno...Chicago Bar & Grill" to communicate its concept and broadened menu to consumers.

     The Company continues to expand its channels of distribution to capitalize on the Pizzeria Uno brand name and the appeal of its signature Chicago-style deep-dish pizza. Currently, the Company is distributing refrigerated and frozen Chicago-style deep-dish pizza to approximately 1,000 supermarkets and wholesale price club stores, primarily in New England, for sale in their fresh deli counters and frozen food sections. For the past five years, the Company has also been supplying frozen Pizzeria Uno brand, Chicago-style deep-dish pizza to American Airlines for service on its flights. The Company has introduced a similar pizza product at Pizzeria Uno kiosks in 45 General Cinema theaters and is also in several other theater chains. The Company is also supplying Pizzeria Uno brand pizzas and calzones to several hundred hotels, including approximately 100 Doubletree Hotels, for service to guests throughout the various food venues of the hotels. Several other branded and private label tests are underway with other hotel groups and major food service providers.

     In September 1997, the Company announced the signing of two international agreements for the development of Pizzeria Uno restaurants in Indonesia and Pakistan and during fiscal year ended September 27, 1998, the Company entered into a master franchise agreement for the Middle East. The master franchise agreement for the Middle East provides for the development of 22 Pizzeria Uno restaurants over seven years in United Arab Emirates, Saudi Arabia, Egypt, Kuwait, Jordan, Oman, Qater , Bahrain and Lebanon. However, there can be no assurances that any of these agreements will result in the opening of successful new restaurants in these locations.

     The Company is a Delaware corporation whose principle executive offices are located at 100 Charles Park Road, West Roxbury, Massachusetts 02132 and its telephone number is 617-323-9200.

     Summary Historical Financial Information. The following table sets forth certain summary consolidated historical financial information of the Company and its subsidiaries. The historical financial information at and for the fiscal years ended September 28, 1997, September 29, 1996 and October 1, 1995 has been derived from the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 1997. The financial information for the 39 weeks ended June 28, 1998 and June 29, 1997 has been derived from the unaudited consolidated financial statements in the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1998. The following historical financial information should be read in conjunction with and is qualified in its entirety by reference to, such audited and unaudited consolidated financial statements and their related notes and other financial information. Copies of the foregoing reports may be obtained as described in Section 15 of this Offer.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
            (Amounts in thousands, except ratios and per share data)

                                              THIRTY-NINE
                                              WEEKS ENDED                        YEAR ENDED
                                         ---------------------   -------------------------------------------
                                         JUNE 28,    JUNE 29,    SEPTEMBER 28,   SEPTEMBER 29,   OCTOBER 1,
                                           1998        1997          1997            1996           1995
                                         ---------   ---------   -------------   -------------   -----------
REVENUES
  Restaurant sales.....................  $130,171    $120,414      $164,389        $159,581       $146,100
  Consumer product sales...............     7,083       6,526         9,115           8,351          8,477
  Franchise income.....................     3,349       3,322         4,516           4,209          4,129
                                         --------    --------      --------        --------       --------
                                          140,603     130,262       178,020         172,141        158,706
COSTS AND EXPENSES:
  Cost of sales........................    35,477      32,307        43,994          44,064         39,420
  Labor and benefits...................    43,236      39,996        54,183          51,868         47,377
  Occupancy costs......................    21,025      19,905        27,045          26,339         22,925
  Other operating costs................    13,369      12,519        16,067          15,890         13,583
  General and administrative...........     9,824       9,588        13,384          12,155         11,229
  Depreciation and amortization........     9,136       8,691        12,469          12,964         10,795
  Special charges......................         0       4,000         4,000           3,937              0
                                         --------    --------      --------        --------       --------
                                          132,067     127,006       171,142         167,217        145,329
                                         --------    --------      --------        --------       --------
OPERATING INCOME.......................  $  8,536    $  3,256      $  6,878        $  4,924       $ 13,377
OTHER INCOME (EXPENSE):
  Interest expense.....................    (2,705)     (1,935)       (2,695)         (2,358)        (1,924)
  Other expense........................      (116)        (52)         (132)           (123)           (20)
                                         --------    --------      --------        --------       --------
Income before income taxes.............     5,715       1,269         4,051        $  2,443       $ 11,433
Provision for income taxes.............     1,886         432         1,378             757          4,230
                                         --------    --------      --------        --------       --------
Net income before accounting change....     3,829         837         2,673           1,686          7,203
Cumulative effect of accounting
  change...............................       636           0             0               0              0
                                         --------    --------      --------        --------       --------
NET INCOME.............................  $  3,193    $    837      $  2,673        $  1,686       $  7,203
                                         --------    --------      --------        --------       --------
Weighted average shares outstanding....    10,989      12,256        12,008          13,073         12,364
                                         --------    --------      --------        --------       --------
Earnings per share before accounting
  change...............................  $   0.35    $   0.07      $   0.22        $   0.13       $   0.58
Earnings per share after accounting
  change...............................  $   0.29    $   0.07      $   0.22        $   0.13       $   0.58
Ratio of earnings to fixed charges.....      1.80        3.43          3.70            1.54           2.52
                                         --------    --------      --------        --------       --------

                                         JUNE 28,    JUNE 29,    SEPTEMBER 28,   SEPTEMBER 29,
                                           1998        1997          1997            1996
                                         ---------   ---------   -------------   -------------
BALANCE SHEET DATA
Working capital........................   (13,293)    (12,185)      (14,096)         (7,188)
Property, equipment and leasehold
  improvements.........................   190,572     179,368       181,139         166,656
Total assets...........................   143,508     140,920       143,732         134,945
Long term debt.........................    41,067      37,673        42,516          37,085
Stockholders' equity...................    73,270      77,697        70,880          77,136
Book value per share...................  $   6.75    $   6.38      $   6.46        $   6.32

     Preliminary Results for Fourth Quarter of Fiscal 1998. Average weekly and comparable store sales for the fourth quarter ended September 27, 1998 increased by 3.7% and 2.5%, respectively. Preliminary earnings projections for the fourth quarter are $.18-$.20 per share. These results are unaudited. Stockholders should be cautioned that final results may differ from the Company's preliminary estimates. The Company expects to announce fourth quarter and full year results for the fiscal year ended September 27, 1998 during the first week of November.

     Forward-Looking Statements. This Offer may contain certain forward-looking statements. Stockholders are cautioned that all forward-looking statements involve risks and uncertainties which could cause actual results to differ from those projected, including without limitation, the Company's ability to open new restaurants and operate new and existing restaurants profitably, changes in local, regional, national and international economic conditions, especially economic conditions in the areas in which the Company's restaurants are concentrated, increasingly intense competition in the casual-dining segment of the restaurant industry, increases in food, labor, employee benefits and similar costs, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

     Pro Forma Financial Information. The following unaudited pro forma consolidated financial information sets forth historical information as adjusted to give affect to (i) the purchase of 1,000,000 Shares at $5.75 per Share and
(ii) the purchase of 1,000,000 Shares at $7.00 per share, utilizing proceeds from the Company's Credit Facility to finance the purchases. The pro forma adjustments assume that the purchases occurred for purposes of the consolidated statements of income as of the first day of the period and for purposes of the condensed consolidated balance sheet as of its date. See "Notes to Unaudited Pro Forma Financial Information," below. The pro forma information does not purport to be indicative of the results which may be obtained in the future or which would actually have been obtained had the purchase of the Shares pursuant to the Offer and the transactions incidental thereto been completed at the dates indicated. The pro forma information should be read in conjunction with and is qualified in its entirety by reference to, the audited and unaudited consolidated financial statements and the accompanying and related notes set forth in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 1997, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1998.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
            (Amounts in thousands, except ratios and per share data)

                                       1,000,000 SHARES AT $5.75         1,000,000 SHARES AT $7.00
                                            PURCHASE PRICE                    PURCHASE PRICE
                                    -------------------------------   -------------------------------
                                    39 WEEKS ENDED     YEAR ENDED     39 WEEKS ENDED     YEAR ENDED
                                    JUNE 28, 1998    SEPT. 28, 1997   JUNE 28, 1998    SEPT. 28, 1997
                                    --------------   --------------   --------------   --------------
INCOME STATEMENT DATA
OPERATING INCOME..................     $  8,536         $  6,878         $  8,536         $  6,878
Interest expense..................       (3,050)          (3,155)          (3,125)          (3,255)
Other expense.....................         (116)            (132)            (116)            (132)
                                       --------         --------         --------         --------
Income before income taxes........     $  5,370         $  3,591         $  5,295         $  3,491
Provision for income taxes........        1,772            1,222            1,747            1,188
                                       --------         --------         --------         --------
Net income before accounting
  change..........................     $  3,598         $  2,369         $  3,548         $  2,303
Cumulative effect of accounting
  change..........................     $    636         $      0         $    636         $      0
                                       --------         --------         --------         --------
NET INCOME........................     $  2,962         $  2,369         $  2,912         $  2,303
Weighted average shares
  outstanding.....................        9,989           11,008            9,989           11,008
Earnings per share before
  accounting change...............     $   0.36         $   0.22         $   0.36         $   0.21
Earnings per share after
  accounting change...............     $   0.30         $   0.22         $   0.29         $   0.21
Ratio of earnings to fixed
  charges.........................         1.68             3.20             1.65             3.11

                                    JUNE 28, 1998    SEPT. 28, 1997   JUNE 28, 1998    SEPT. 28, 1997
                                    --------------   --------------   --------------   --------------
BALANCE SHEET DATA
Working capital...................      (13,293)         (14,096)         (13,293)         (14,096)
Property, equipment and leasehold
  improvements....................      190,572          181,139          190,572          181,139
Total assets......................      143,508          143,732          143,508          143,732
Long term debt....................       46,817           48,266           48,067           49,516
Stockholders equity...............       67,520           65,130           66,270           63,880
Book value per share..............     $   6.85         $   6.54         $   6.72         $   6.41

                                                                             (notes on following page)

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

The pro forma adjustments reflect:

          (1) the increase in interest expense resulting from the borrowings under the Company's revolving Credit Facility to finance the Share repurchases. The additional interest expense has been calculated at the assumed rate of 8%;

          (2) the adjustment to the provision for income taxes to reflect the increased interest expense utilizing the Company's effective income tax rate of 33% for the 39 weeks ended June 28, 1998 and the fiscal year ended September 28, 1997;

          (3) the increase in long-term debt resulting from borrowings under the Company's revolving Credit Facility to finance the Share repurchases; and

          (4) the reduction in stockholders' equity resulting from the repurchase and retirement of the Company's Common Stock.

10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     Except as set forth in Schedule A hereto, neither the Company, nor any subsidiary of the Company, nor, to the Company's knowledge, any of the Company's or any of its subsidiaries' executive officers or directors or associates of any of the foregoing, has engaged in any transaction involving Shares during the period of forty business days prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither the Company, nor any subsidiary of the Company, nor, to the Company's knowledge, any of its executive officers or directors, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any other person with respect to Shares. See Section 14.

     None of the Company or, to the Company's knowledge, its executive officers or directors has current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company, such as a merger, a reorganization, the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Company from time to time may consider various acquisition or divestiture opportunities), any change in its current Board of Directors or management, any material change in its current dividend policy or indebtedness or capitalization, any other material change in its business or corporate structure, any material change in its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or causing a class of its equity securities to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act, or any actions similar to any of the foregoing.

11.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 5.

12.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The discussion below provides certain Federal income tax consequences of a sale of Shares pursuant to the Offer by a United States person (a United States citizen or resident alien, a domestic corporation, a domestic partnership or a domestic trust or estate). Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or insurance companies, financial institutions or broker dealers, foreign stockholders and stockholders who have acquired their Shares upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. This discussion does not reflect any tax laws of any jurisdiction other than the Federal income tax laws of the United States. Each stockholder should consult his or her own tax advisor as to the particular tax consequences to him of a sale of Shares pursuant to the Offer, including the applicability and effect of any state, local, foreign or other tax laws.

     The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes. Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a "sale or exchange" if the sale of Shares (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete redemption" of all of the stock of the Company owned by the stockholder or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. Each of these three provisions is discussed below.

     The sale of Shares will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the stockholder satisfies the following three requirements:

          (i) after the sale, the stockholder owns less than 50% of the total combined voting power of all classes of outstanding stock entitled to vote;

          (ii) the stockholder's percentage of the total outstanding voting stock immediately after the purchase is less than 80% of the stockholder's percentage of the total outstanding voting stock immediately before the purchase; and

          (iii) the stockholder's percentage of outstanding common stock (whether voting or non-voting) immediately after the purchase is less than 80% of the stockholder's percentage of outstanding common stock (whether voting or non-voting) immediately before the purchase.

     The sale of Shares will be deemed to result in a "complete redemption" if either (a) all the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer or (b) all the Shares actually owned by the stockholder are sold pursuant to the Offer and the stockholder is eligible to waive (and effectively waives) constructive ownership of any other Shares under procedures described in Section 302 of the Code.

     The sale of Shares may be "not essentially equivalent to a dividend" if the sale results in a "meaningful reduction" of the stockholder's proportionate interest in the Company. Unlike the other tests, which are precise and mathematical, whether the sale will be considered as "not essentially equivalent to a dividend" depends on the particular stockholder's facts and circumstances. Any stockholder intending to rely upon the "not essentially equivalent to a dividend" test should consult his or her own tax advisor as to its application in the stockholder's particular situation.

     In determining whether any of the above tests are satisfied, a stockholder must take into account not only Shares which are actually owned by the stockholder, but also Shares which are constructively owned by the stockholder within the meaning of Section 318 of the Code.

     Under Section 318, a stockholder is deemed to own Shares actually owned, and in some cases constructively owned, by certain related individuals and entities. A stockholder is also deemed to own Shares which the stockholder has the right to acquire by exercise of an option or conversion or exchange of a security. An individual stockholder is considered to own Shares owned directly or indirectly by or for his spouse and his children, grandchildren and parents. In addition, a stockholder is considered to own a proportionate number of Shares owned by trusts or estates in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner and by corporations in which the stockholder owns directly or indirectly 50% or more in value of the stock. Similarly, shares directly or indirectly owned by beneficiaries of estates or trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities.

     If any of the above tests under Section 302 of the Code is satisfied, the stockholder will recognize a gain (or loss) in the amount by which the purchase price received by the stockholder pursuant to the Offer is greater (or less) than the stockholder's tax basis in the Shares sold. The recognized gain or loss will be capital gain or loss if the Shares are held as a capital asset, and will be long-term capital gain or loss if the Shares have been held as a capital asset for longer than one year.

     If none of the above tests under Section 302 of the Code are satisfied, the stockholder may be treated as having received a dividend in the amount of the cash received for the Shares sold pursuant to the Offer, to the extent that the Company has earnings and profits from the current year or prior years (or both). In the case of a dividend, the stockholder's tax basis in the Shares sold will not reduce the amount of the dividend.

     Proration of the Offer, pursuant to which fewer than all of the Shares tendered may be purchased by the Company, could adversely affect a stockholder's ability to satisfy the above tests under Section 302 of the Code. Under certain circumstances, an increase in the number of Shares purchased by the Company could also adversely affect a stockholder's ability to satisfy these tests. As described above, the Company may increase the total number of Shares accepted by up to 2% of the outstanding Shares without prior notice and without extending the tender period. See Section 1 for information regarding proration and conditional tenders and Section 3 for information concerning withdrawals. Stockholders are urged to consult their tax advisors with respect to the effects of proration or an increase in the number of Shares purchased by the Company and with respect to the advisability of making a conditional tender or a withdrawal of Shares.

     A stockholder will be considered as having received a payment for Shares tendered pursuant to the Offer at the time a payment is received by the Depositary as agent for the stockholder.

     In general, any amount received by an individual stockholder and treated as a dividend will be subject to the federal tax rate applicable to the stockholder's other income (i.e., a maximum of 39.6% at the time this discussion was prepared), without any reduction for the stockholder's basis in the Shares. Amounts received in excess of the corporation's earnings and profits will be applied to reduce the stockholder's basis in his shares to zero, and thereafter be treated as capital gains. The amount paid to an individual stockholder that is treated as long term capital gain will be subject to the rate applicable to their long term capital gains (a maximum of 20% at the time this discussion was prepared), while other gains will be subject to the same rates as ordinary income. In either case, a stockholder's capital gains are computed by reducing the gross amount of the gain by his basis in the Shares redeemed. Capital losses, if any, can be used to offset other capital gains that a stockholder may have, and up to $3,000 of ordinary income. Unused capital losses may be carried forward indefinitely.

     Stockholders that are corporations will be subject to tax at the corporation's regular tax rate on its capital gains (currently, a maximum rate of 35%). The amount of the corporate stockholder's capital gains will be computed by reducing the gross amount of the gain by the corporation's basis in the Shares redeemed.

     In general, any income which is treated as a dividend and which is received by a stockholder that is a domestic corporation will be subject to tax at the corporation's regular tax rate, but it will be eligible for the appropriate dividends-received deduction under Section 243 of the Code (generally a 70% deduction for corporations that own less than 20% of the distributing corporation). This deduction is subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and the 46-day holding period requirement of Section 246 of the Code.

     Any amount treated as a dividend to a corporate stockholder may constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code. Under Section 1059 of the Code, a corporate stockholder must reduce the tax basis of its stock (but not below zero) by the portion of any "extraordinary dividend" which is deducted under the dividends received deduction and, if such portion exceeds the stockholder's tax basis for the stock, must treat any such excess as additional gain on the subsequent sale or other disposition of such shares. Except as may otherwise be provided in regulations in the case of any redemption of stock which is not pro rata as to all stockholders, any amount treated as a dividend under the rules of Section 302 is treated as an extraordinary dividend regardless of the stockholder's holding period or the amount of the dividend. Corporate stockholders should consult their own tax advisors, particularly as to the application of Section 1059 to the Offer.

     The Depositary will be required to withhold 31% of the gross proceeds paid to a stockholder or other payee pursuant to the Offer unless either (a) the stockholder provides the stockholder's taxpayer identification number and certifies under penalties of perjury that such number is correct; (b) the stockholder certifies that he is awaiting a taxpayer identification number; or
(c) an exception applies under applicable law and regulations. Therefore, unless such an exception exists and is proved in a manner satisfactory to the Company and the Depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included in the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding.

13.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, at any time or from time to time before the Expiration Date, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not accepted for payment or withdrawn will remain subject to the Offer and may be accepted for payment by the Company.

     The Company also expressly reserves the right, in its sole discretion, (i) to delay payment for any Shares not theretofore paid for, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment upon the occurrence of any of the conditions specified in
Section 5, or (ii) at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase pursuant to the Offer whether or not upon the occurrence of any of the conditions specified in Section 5.

     Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) of the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(e)(2) and 13e-4(f) under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. The Company confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

14.  FEES AND EXPENSES

     BancBoston Robertson Stephens Inc.("BRS") has been retained by the Company to act as Dealer Manager in connection with the Offer. BRS will receive a fee for its services as Dealer Manager of $100,000. The Company has also agreed to reimburse BRS for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and disbursements of counsel, and to indemnify BRS against certain liabilities, including certain liabilities under the Federal securities laws.

     The Company has retained ChaseMellon Shareholder Services, L.L.C. to act as Information Agent and Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary will make solicitations or recommendations in connection with the Offer. ChaseMellon Shareholder Services, L.L.C., as Information Agent and the Depositary, will receive reasonable and customary compensation for both services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

     The Company will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

15.  MISCELLANEOUS

     The Company is subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; and also should be available for inspection and copying at the following regional offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such material also should be available for inspection at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth above with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                           UNO RESTAURANT CORPORATION

                               SEPTEMBER 29, 1998

                                   SCHEDULE A

                     CERTAIN TRANSACTIONS INVOLVING SHARES

     The Company and any individual director or executive officer of the Company named below engaged in the transactions set forth below since July 31, 1998:

                                            NUMBER        PRICE
            NAME                DATE      OF SHARES     PER SHARE        NATURE OF TRANSACTION
            ----               -------    ----------    ----------    ----------------------------
Company......................  08/10/98     20,000       $7.000       Open Market Stock Repurchase
Company......................  08/19/98     25,000       $7.000       Open Market Stock Repurchase
Company......................  08/26/98     25,000       $7.000       Open Market Stock Repurchase
Company......................  08/27/98     19,000       $7.000       Open Market Stock Repurchase
Company......................  09/01/98     25,000       $7.000       Open Market Stock Repurchase
Company......................  09/02/98     10,000       $7.000       Open Market Stock Repurchase
Company......................  09/03/98     10,000       $7.063       Open Market Stock Repurchase
Company......................  09/08/98     20,000       $6.938       Open Market Stock Repurchase
Company......................  09/09/98     13,800       $6.875       Open Market Stock Repurchase
Company......................  09/24/98      7,382       $5.8125*     401K Matching Contribution
                                                                        from Treasury Stock

* The closing per Share sales price as reported on the NYSE on September 24, 1998.

     Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions only. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each tendering stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                               The Depositary is:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

BY MAIL:                                             BY HAND:
Reorganization Department                            Reorganization Department
P.O. Box 3301                                        120 Broadway -- 13th Floor
South Hackensack, NJ 07606                           New York, NY 10271
BY FACSIMILE TRANSMISSION:                           BY OVERNIGHT COURIER:
(For Eligible Institutions Only)                     Reorganization Department
201-296-4293                                         85 Challenger Road
Confirm by Telephone:                                Mail Drop - Reorganization
201-296-4860                                         Ridgefield Park, NJ 07660

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Dealer Manager or the Information Agent at their respective address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                           The Information Agent is:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                              450 WEST 33RD STREET
                                   14TH FLOOR
                            NEW YORK, NEW YORK 10001

                                For information:
                  Banks and Brokers Call Collect: 212-273-8080
                    All Others Call Toll-Free: 800-549-9249

                             The Dealer Manager is:
                       BANCBOSTON ROBERTSON STEPHENS INC.
                             555 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104

                 For information call: 800-288-7726 (Ext. 3367)